Exhibit 10.3

SECOND & SENECA

SEATTLE, WASHINGTON

OFFICE LEASE AGREEMENT

BETWEEN

WA-SECOND & SENECA, L.L.C., a Delaware limited liability company

(“LANDLORD”)

AND

SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1
2.	Lease Grant	4
3.	Adjustment of Commencement Date; Possession	4
4.	Rent	5
5.	Compliance with Laws; Use	6
6.	[Intentionally Omitted.]	6
7.	Building Services	6
8.	Leasehold Improvements	7
9.	Repairs and Alterations	8
10.	Entry by Landlord	9
11.	Assignment and Subletting	10
12.	Liens	11
13.	Indemnity and Waiver of Claims	11
14.	Insurance	12
15.	Subrogation	13
16.	Casualty Damage	13
17.	Condemnation	13
18.	Events of Default	14
19.	Remedies	14
20.	Limitation of Liability	15
21.	[Intentionally Omitted.]	15
22.	Holding Over	15
23.	Subordination to Mortgages; Estoppel Certificate	16
24.	Notice	16
25.	Surrender of Premises	16
26.	Miscellaneous	17

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of May 23rd, 2006, by and between, WA-SECOND & SENECA, L.L.C., a Delaware limited liability company (“Landlord”), and SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A-1 (Outlines and Locations of Suites 100, 800 and 900), Exhibit A-2 (Outline and Location of Suite 160), Exhibit A-3 (Outline and Location of Suite 500), Exhibit A-4 (Outline and Location of Suite 700), Exhibit A-5 (Outlines and Locations of Suites 200 and 300), Exhibit A-6 (Outline and Location of Suite 400), Exhibit A-7 (Legal Description), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions), Exhibit G (HVAC Specifications), Exhibit H (Janitorial Specifications), Exhibit I (Schedule of Dish/Antenna License Rates) and Exhibit J (Summary of Initial BOMA Certification).

1. Basic Lease Information.

1.01	“Building” shall mean the building located at 1191 Second Avenue, Seattle, Washington, and commonly known as Second & Seneca Building. Subject to Section 2 of Exhibit F attached hereto, “Rentable Square Footage of the Building” is deemed to be 422,420 square feet.

1.02	“Premises” shall mean, collectively, Space A (defined below), Space B (defined below) and Space C (defined below). As used herein: (a) “Space A” shall mean the area shown on Exhibit A-1 to this Lease (subject to Section 1 of Exhibit F attached hereto); (b) “Space B” shall mean the area shown on Exhibit A-5 to this Lease; (c) “Space C” shall mean the area shown on Exhibit A-6 to this Lease; and (d) “Space” shall mean any of Space A, Space B or Space C. The “Rentable Square Footage of the Premises” is deemed to be equal to the sum of the Rentable Square Footage of Space A, the Rentable Square Footage of Space B, and the Rentable Square Footage of Space C. Subject to Section 1 of Exhibit F attached hereto, Space A is located on the 1st, 8th and 9th floors and known as suites 100, 800 and 900, and, subject to Sections 1 and 2 of Exhibit F attached hereto, the “Rentable Square Footage of Space A” is deemed to be 64,852 square feet. Space B is located on the 2nd and 3rd floors and known as suites 200 and 300, and, subject to Section 2 of Exhibit F attached hereto, the “Rentable Square Footage of Space B” is deemed to be 49,631 square feet. Space C is located on the 4th floor and known as suite 400, and, subject to Section 2 of Exhibit F attached hereto, the “Rentable Square Footage of Space C” is deemed to be 23,887 square feet. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Subject to Sections 1 and 2 of Exhibit F attached hereto, Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building, the Rentable Square Footage of Space A, the Rentable Square Footage of Space B, the Rentable Square Footage of Space C, and the Rentable Square Footage of the Premises are correct.

1.03	“Base Rent”:

(a)	Space A:

Lease Months	Annual Rate Per Square Foot	Monthly Base Rent (subject to Sections 1 and 2 of Exhibit F attached hereto)
1-14	$22.00	$118,895.33
15-26	$23.00	$124,299.67
27-38	$24.00	$129,704.00
39-50	$25.00	$135,108.33
51-62	$26.00	$140,512.67
63-74	$27.00	$145,917.00
75-86	$28.00	$151,321.33
87-98	$29.00	$156,725.67
99-110	$30.00	$162,130.00
111-122	$31.00	$167,534.33

(b)	Space B:

Lease Months	Annual Rate Per Square Foot	Monthly Base Rent (subject to Section 2 of Exhibit F attached hereto)
1-14	$22.00	$90,990.17
15-26	$23.00	$95,126.08
27-38	$24.00	$99,262.00
39-50	$25.00	$103,397.92
51-62	$26.00	$107,533.83
63-74	$27.00	$111,669.75
75-86	$28.00	$115,805.67

(c)	Space C:

Lease Months	Annual Rate Per Square Foot	Monthly Base Rent (subject to Section 2 of Exhibit F attached hereto)
1-14	$22.00	$43,792.83
15-26	$23.00	$45,783.42
27-38	$24.00	$47,774.00
39-50	$25.00	$49,764.58
51-62	$26.00	$51,755.17

As used herein, “Lease Month” means (a) the period commencing on the Commencement Date (defined in Section 1.06) and expiring on the last day of the first full calendar month of the Term (defined in Section 1.06), and (b) each subsequent full calendar month of the Term.

Notwithstanding anything in this Section 1.03 of the Lease to the contrary, Tenant shall be entitled to an abatement of Base Rent in the amount of 100% of the Base Rent payable for each Space for the period commencing on the Commencement Date and expiring on the later to occur of (a) the last day of the second Lease Month, or (b) January 31, 2007.

1.04 “Tenant’s Pro Rata Share”:

(a)	Space A: 15.7665% (subject to Sections 1 and 2 of Exhibit F attached hereto)

(b)	Space B: 11.7492% (subject to Section 2 of Exhibit F attached hereto)

(c)	Space C: 5.6548% (subject to Section 2 of Exhibit F attached hereto)

1.05	“Base Year” for Taxes (defined in Exhibit B): 2007; “Base Year” for Expenses (defined in Exhibit B): 2007.

1.06	“Term”: With respect to each Space, the Term shall commence on the Commencement Date and, unless terminated early in accordance with this Lease, end on the Termination Date (defined below) for such Space. The “Commencement Date” shall mean the earlier to occur of (a) the date occurring 60 days after the Actual Delivery Date (defined below) for the entire Premises, or (b) the date on which Tenant commences business operations in the Premises. As used herein, “Termination Date” shall mean (a) with respect to Space A, the last day of the 122nd Lease Month; (b) with respect to Space B, the last day of the 86th Lease Month; and (c) with respect to Space C, the last day of the 62nd Lease Month. As used herein, “Actual Delivery Date” shall mean, for anyone or more portion(s) of the Premises, the earliest date on which Landlord tenders delivery, or has tendered delivery, of all such portion(s) of the Premises to Tenant free of all personal property, trade fixtures and debris. The parties anticipate that the Actual Delivery Date for each portion of the Premises will occur on or about October 1, 2006 (the “Target Delivery Date”).

1.07	Allowance(s): (a) with respect to Space A: (i) $42.00 per rentable square foot of Space A, to be applied to the costs of designing, permitting and constructing tenant improvements as more fully set forth in Exhibit C attached hereto, and (ii) $0.15 per rentable square foot of Space A, to be applied to space planning costs as more fully set forth in Exhibit C attached hereto; (b) with respect to Space B: (i) $33.00 per rentable square foot of Space B, as more fully set forth in Exhibit C attached hereto, and (ii) $0.15 per rentable square foot of Space B, to be applied to space planning costs as more fully set forth in Exhibit C attached hereto; and (c) with respect to Space C: (i) $30.00 per rentable square foot of Space C, as more fully set forth in Exhibit C attached hereto, and (ii) $0.15 per rentable square foot of Space C, to be applied to space planning costs as more fully set forth in Exhibit C attached hereto.

1.08	“Security Deposit”: None.

1.09	“Guarantor(s)”: None.

1.10	Broker(s): Bill Pollard and Karen Sullivan of Pacific Real Estate Partners (“Tenant’s Broker”), representing Tenant; and John Black and Jason Furr of Broderick Group, Inc., together with Shawn Jackson of Equity Office Properties Management Corp. (collectively, “Landlord’s Broker”), representing Landlord.

1.11	“Permitted Use”: General office use and any other use that: (a) is limited to administrative office use and uses reasonably ancillary to general or administrative office use (including, without limitation, the operation of a cafeteria and an exercise facility for Tenant’s employees, provided that such exercise facility shall be located on the 1st floor of the Building); (b) is legally permitted; (c) is not a retail use (other than the operation of a retail insurance agency on the 1[s] floor of the Building); (d) does not generate an unusual amount of foot traffic or noise; (e) does not impose an unusual burden on the Building systems; (f) does not pose an unusual risk to the Building or to the safety or health of its occupants or adversely affect Landlord’s or Tenant’s insurance coverage; and (g) in all other respects is compatible with a class “A” office building.

1.12	“Notice Address(es)”:

Landlord:	Tenant:

WA-SECOND & SENECA, L.L.C. c/o Equity Office 701 Fifth Avenue, Suite 4000 Seattle, Washington 98104 Attn: Property Manager, Second & Seneca Building	Prior to the Commencement Date:
SAFECO INSURANCE COMPANY OF AMERICA 4300 Brooklyn Avenue NE Seattle, Washington 98185 Attn: Corporate Real Estate
With a copy to:

Alston, Courtnage & Bassetti LLP Attn: Michael S. Courtnage 1000 Second Avenue, Suite 3900 Seattle, Washington 98104-1045

From and after the Commencement Date:

SAFECO INSURANCE COMPANY OF AMERICA 4300 Brooklyn Avenue NE Seattle, Washington 98185 Attn: Corporate Real Estate
With a copy to:

Alston, Courtnage & Bassetti LLP Attn: Michael S. Courtnage 1000 Second Avenue, Suite 3900 Seattle, Washington 98104-1045

A copy of any notices to Landlord shall be sent to Equity Office, One Market, Spear Tower, Suite 600, San Francisco, California 94105, Attn: Seattle Regional Counsel.

1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 A.M. to 6:00 P.M. on Business Days and 9:00 A.M. to 1:00 P.M. on Saturdays.

1.14	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate agreement (the “Work Letter”), if any, attached to this Lease as Exhibit C.

1.15	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2. Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any and all portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3. Adjustment of Commencement Date; Possession.

3.01 Notwithstanding anything to the contrary in Section 1.06 above, any failure of Landlord to cause the Actual Delivery Date for all or any portion of the Premises to occur by the Target Delivery Date (or by any other date) shall not be a default by Landlord or, except as expressly provided in Section 3.03 below, otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, Landlord and Tenant shall execute and deliver a commencement letter in the form attached as Exhibit D.

3.02 Except as otherwise expressly provided in this Lease, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, except for any defects in such condition for which Landlord is expressly responsible under this Lease and which cannot reasonably be discovered by visual inspection. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

3.03 Notwithstanding Section 3.01 above, if, for any portion of the Premises, the Actual Delivery Date is delayed beyond the Outside Delivery Date (defined below) for such portion of the Premises, then Tenant, as its sole and exclusive remedy for such delay, shall be entitled, for each day of such delay, to an abatement of Rent following the Commencement Date in an amount equal to the product of (a) the Applicable Factor (defined in Section 3.05 below), multiplied by (b) the amount of Base Rent that is payable hereunder with respect to such portion of the Premises for the first day of the Term (as determined without regard to any other abatement of Base Rent to which Tenant is entitled hereunder). As used herein, “Outside Delivery Date” shall mean, for each portion of the Premises, October 10, 2006; provided, however, that such Outside Delivery Date shall be postponed by one day for each day, if any, by which the Actual Delivery Date for such portion of the Premises is delayed by reason of any event of Force Majeure (defined in Section 26.03) (but excluding any holdover or unlawful possession by any third party).

3.04 If, on the Actual Delivery Date for any portion of the Premises, any Building system for which Landlord is responsible under clause (b) of Section 9.02 below and which is located in or serves such portion of the Premises fails to be in good repair and working order as required under such clause 9.02(b), then Landlord shall be required to cure such failure and Tenant shall be entitled, for each day in the period commencing on such Actual Delivery Date and expiring on the day immediately preceding the date on which such cure is completed, to an abatement of Rent following the Commencement Date in an amount equal to the product of (a) the Applicable Factor, multiplied by (b) the amount of Base Rent that is payable hereunder with respect to such portion of the Premises for the first day of the Term (as determined without regard to any other abatement of Base Rent to which Tenant is entitled hereunder).

3.05 As used herein, “Applicable Factor” means, with respect to any delay of the Actual Delivery Date for any portion of the Premises beyond the Outside Delivery Date for such portion of the Premises or any failure of any Building system for which Landlord is responsible under clause (b) of Section 9.02 below and which is located in any portion of the Premises to be in good repair and working order, as required under such clause 9.02(b), on the Actual Delivery Date for such portion of the Premises: (x) 2.0 for the first 21 days of such delay or failure, as the case may be, and (y) 3.0 for all subsequent days of such delay or failure, as the case maybe.

4. Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes or business and occupation taxes), if any, imposed upon or measured by Rent. Except as provided in Section 22 below, Rent for partial calendar months shall be prorated on a per-diem basis. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 2% of all past due Rent, provided that Tenant shall be entitled to a grace period of 10 days for the first 2 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at

12% per annum. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Except as may be otherwise expressly provided herein, Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5. Compliance with Laws; Use.

5.01 The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises (provided, however, that nothing in this sentence, as distinguished from the next succeeding sentence, shall impose upon Tenant any obligation to cause the Base Building (defined below) or the Common Areas to comply with Law, and nothing in this sentence shall diminish Landlord’s obligations under Section 9.02 below). In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building, but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9); provided that in the event of any conflict between the express terms of this Lease and such other rules and regulations, the terms of this Lease shall control.

5.02 Landlord shall, at Landlord’s expense (except to the extent properly included in Expenses pursuant to Exhibit B), cause the Base Building and the Common Areas to comply with all applicable Laws (including, without limitation, the Americans with Disabilities Act(“ADA”)) to the extent that (a) such compliance is necessary in order for Tenant to use the Premises for the Permitted Use in a normal and customary manner and for Tenant’s employees and visitors to have safe access to and from the Premises, or (b) Landlord’s failure to cause such compliance would impose liability upon Tenant under applicable Law; provided, however, that Landlord shall not be obligated to cause such compliance to the extent that any non-compliance (i) is caused or triggered by any of the matters that are Tenant’s responsibility under any provision of this Lease, including, without limitation, Section 5.01 above or Section 9 below, or (ii) arises under any provision of the ADA other than Title III thereof. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law, provided that no claim, suit, loss, damage, liability or expense shall be imposed upon Tenant (unless Landlord agrees to indemnify, defend and hold Tenant harmless from and against the same) as a result of such contest. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment.

6. [Intentionally Omitted.]

7. Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories and water provided to the Premises for use in the lavatories and any other plumbing facilities located in the Premises; (b) customary heat and air conditioning in season during Building Service Hours in accordance with the specifications attached hereto as Exhibit G (provided, however, that Landlord shall not be liable for any failure to maintain the temperature within the Premises in accordance with such specifications to the extent such failure results from Tenant’s failure to keep the window coverings in the Premises closed during periods when the Premises is exposed to direct sunlight) or otherwise as required by governmental authority, although Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service (which charge Landlord represents is, as of the date of this Lease, $30.00 per hour, subject to change from time to time based solely upon Landlord’s actual costs and reasonable wear and tear) and providing such prior notice as is reasonably specified by Landlord; (c) standard janitorial service on Business Days, including those services listed on Exhibit H attached hereto, in a manner customarily performed within the janitorial industry in office buildings of similar age, size, class and composition as the Building in the Seattle central business district, or such other reasonably comparable janitorial services designated by Landlord from time to time; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; (g) security to the Building (which may be provided through a security system involving any one or a combination of cameras, monitoring devices or guards, sign-in or identification procedures or other comparable system); and (h) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

7.02 Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant through inclusion in Expenses (except as provided for excess usage). Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. For purposes hereof, with respect to overall load, the “electrical standard” for the Building is: (i) a design load of 1.2 watts per square foot of net useable floor area for all building standard overhead lighting located within the Premises which requires a voltage of 480/277 volts; and (ii) a connected load of 3.3 watts per square foot of net useable area for all equipment located and operated within the Premises which requires a voltage of 120/208 volts single phase or less, it being understood that electricity required to operate the Base Building HVAC system is not included within or deducted from such 3.3 watts per square foot described in this clause (ii). Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and for the cost of purchasing and installing the measuring device(s).

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 2 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 3rd consecutive Business Day of the Service Failure and ending on the day the service has been restored to extent necessary to render the Premises (or the applicable portion thereof) tenantable. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8. Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, in compliance with the National Electric Code or other applicable Law, shall remove any Cable (defined in Section 9.01 below). In addition, Landlord, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove any Landlord Work or Alterations (including, without limitation, Initial Alterations (defined in Exhibit C attached hereto)) that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (the Cable and such other items collectively are referred to as “Required Removables”); provided, however, that no Alteration (including any portion of the Initial Alterations) that requires Landlord’s written approval pursuant to this Lease, other than any Cable, shall be deemed a Required Removable unless Landlord has provided Tenant with written notice, at or about the time of such approval, that such Alteration constitutes a Required

Removable. Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. In addition, if, pursuant Section 1 of Exhibit F attached hereto, the Premises includes Suite 500 (defined in Section 1 of Exhibit F attached hereto) and Landlord is not required to remove the Suite 500 Data Center Improvements (defined in Section 1.F of Exhibit F attached hereto) pursuant to Section 1.F of Exhibit F attached hereto, then the Suite 500 Data Center Improvements shall be deemed Required Removables. The Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense.

9. Repairs and Alterations.

9.01 Upon Tenant’s discovery of any conditions in the Premises that are dangerous or in need of maintenance or repair, Tenant shall promptly provide Landlord with notice of the same. Subject to Section 16 below, Tenant shall, at its sole cost and expense (subject to the third sentence of Section 9.02 below), perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. Notwithstanding the foregoing, to the extent, if any, that Landlord has any rights, under any warranty issued by any third-party vendor, to require such vendor to perform or pay for any repair in the Premises that Tenant is required hereunder to perform, Landlord shall, upon written notice and request from Tenant, either (at Landlord’s option): (x) assign such rights to Tenant, or (y) at Tenant’s expense, enforce such rights against such vendor for Tenant’s benefit. Subject to the terms of Section 15 below, to the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (or such longer period of time as may be necessary provided that Tenant has commenced such repairs within such 15-day period and is working diligently to complete the same) (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements (including the footings and foundation) of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general (including the Premises), except for systems installed by or for the exclusive benefit of Tenant or any prior tenant or otherwise exclusively serving the Premises; (c) Common Areas; (d) roof of the Building (including its membrane and structure); (e) exterior cladding and windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible. Subject to the terms of Section 15 below, to the extent Tenant is not reimbursed by insurance proceeds, Landlord shall reimburse Tenant for the cost of repairing damage to the Premises caused by the acts of Landlord, Landlord Related Parties and their respective contractors and vendors.

9.3 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures, re-configuring and updating existing data cabling and telecommunications lines, and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building or any Building systems; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises (other than wiring work through existing conduit which does not require demolition of wall or ceiling materials). Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building provided that such contractors shall be reasonably competitive in price for comparable work performed in Seattle, Washington); required permits and approvals; and evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured. Changes to the plans and specifications must also be submitted to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Alterations shall be constructed in a good and workmanlike manner using Building-standard materials or other materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. Before incurring such sums, Landlord shall notify Tenant that it intends to use third parties for such examination. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations (other than the Initial Alterations) in an amount equal to (a) 5% of the cost of such non-Cosmetic Alterations if such cost does not exceed $50,000.00; and (b) 3% of the cost of such Non-Cosmetic Alterations if such cost exceeds $50,000.00. Upon completion, Tenant shall furnish “as-built” plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien, all in form reasonably acceptable to Landlord. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10. Entry by Landlord.

10.01 Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services (including, without limitation, routine repair, maintenance and servicing of Building systems and plumbing lines and fixtures), Landlord shall provide Tenant with reasonable prior oral notice of entry (provided, however, that from and after Landlord’s receipt of written notice from Tenant of an e-mail address to which Landlord may deliver such notice of entry, such notice of entry shall be made by e-mail to such e-mail address or such other e-mail address as Tenant may designate by written notice to Landlord from time to time) and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, and after reasonable prior e-mail notice (as provided above in this Section 10) to Tenant (except in an emergency), Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or, except as provided in Sections 10.02 and 10.03 below, entitle Tenant to an abatement or reduction of Rent.

10.02 Notwithstanding Section 10.01 above, if (a) any entry into the Premises by Landlord pursuant to Section 10.01 above (i) is not made necessary by the acts or omissions of Tenant or any Tenant Related Party (defined in Section 13 below) (including, without limitation, any breach by Tenant of its obligations under this Lease) or by damage caused by any Casualty (defined in Section 16 below) or any Taking (defined in Section 17 below), and (ii) either (A) is made necessary by events or conditions within Landlord’s reasonable control and continues for more than 3 consecutive Business Days, or (B) is made necessary by events or conditions outside Landlord’s reasonable control and continues for more than 30 consecutive Business Days; and (b) during the period of, and as a result of, such entry, the Premises (or a material portion thereof) is rendered unusable by Tenant for the conduct of its business, then Tenant shall be entitled to an abatement of Base Rent beginning on the first Business Day immediately following the expiration of such 3 or 30 Business Day period, as applicable, and ending on the earlier to occur of the date on which such entry terminates or the date on which the Premises (or such portion thereof) becomes useable by Tenant for the conduct of its business, which abatement shall be based on the rentable square footage of the portion of the Premises so rendered unusable. Except to the extent expressly provided in the preceding sentence, Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant, and Tenant shall not be entitled to an abatement or reduction of Rent, arising out of Landlord’s entry into the Premises in accordance with Section 10.01 above.

10.03 If any closure of the Premises (or any portion thereof) by Landlord pursuant to Section 10.01 above (a) is not made necessary by the acts or omissions of Tenant or any Tenant Related Party (defined in Section 13 below) (including, without limitation, any breach by Tenant of its obligations under this Lease) or by damage caused by any Casualty (defined in Section 16 below) or any Taking (defined in Section 17 below), and (b) either (i) is made necessary by events or conditions within Landlord’s reasonable control and continues for more than 3 consecutive Business Days, or (ii) is made necessary by events or conditions outside Landlord’s reasonable control and continues for more than 30 consecutive Business Days, then Tenant shall be entitled to an abatement of Base Rent beginning on the first Business Day immediately following the expiration of such 3 or 30 Business Day period, as applicable, and ending on the date on which such closure terminates. Except to the extent expressly provided in the preceding sentence, Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant, and Tenant shall not be entitled to an abatement or reduction of Rent, arising out of Landlord’s closure of the Premises (or any portion thereof) in accordance with Section 10.01 above.

11. Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Any change in Tenant’s Ultimate Parent (defined below) (other than a change in control resulting solely from the issuance, transfer and/or redemption of voting securities listed on a recognized securities exchange) shall constitute a Transfer. As used herein, “Tenant’s Ultimate Parent” means, collectively, the parties that (a) directly or indirectly have control over Tenant (other than control resulting solely from the ownership of voting securities listed on a recognized securities exchange), and (b) consist of (i) companies whose voting securities are listed on a recognized securities exchange, and/or (ii) persons. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease unless otherwise expressly agreed in writing by Landlord.

11.02 Except in connection with a Permitted Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Except in connection with a Permitted Transfer, within 15 Business Days after receipt of the required information and documentation, Landlord shall (except as provided in Section 11.07 below) either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 25% of the Rentable Square Footage of the Premises (excluding any portion of the Premises subleased with Landlord’s consent granted pursuant to Section 11.07 below) for more than 50% of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer (provided, however, that if Landlord elects to recapture, Tenant shall have 5 Business Days from receipt of Landlord’s notice of recapture within which to withdraw its request for consent to the Transfer, in which event Landlord shall not have the right to recapture and this Lease shall continue in full force and effect as if no such request had been made). If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Transfer other than a Permitted Transfer.

11.03 Tenant shall pay Landlord 50% (provided, however, that with respect to any sublease to which Landlord consents pursuant to Section 11.07 below, such percentage shall be 100%) of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer after Tenant has first recovered all reasonable and customary out-of-pocket expenses directly incurred by Tenant in connection with such Transfer, including, without limitation, brokerage fees, legal fees and construction costs. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least 15 Business Days before such Transfer (or, if later, at the earliest time permitted under applicable Law); and (c) if such Transfer will result from a merger or consolidation of Tenant with another entity, then the Credit Requirement (defined below) must be satisfied. Tenant’s notice to Landlord shall include reasonable information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Transfer, the financial strength of the entity with which Tenant is to merge or consolidate is not less than that of Tenant, as determined (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with Moody’s KMV RiskCalc (i.e., the on-line software tool offered by Moody’s for analyzing credit risk) based on CFO-certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer.

11.05 If, pursuant to this Section 11, Tenant provides Landlord with any financial information regarding a proposed Transfer, Landlord shall not disclose, or permit any of the Landlord Related Parties to disclose, such information to any third party, except to the extent, if any, that (a) such disclosure is made in connection with the evaluation of such Transfer by Landlord, any Landlord Related Party, or any prospective or actual successor to the interest of Landlord or such Landlord Related Party in this Lease or to the interest of such Landlord Related Party in Landlord; or (b) such information is available to such third party from a public source or any other source that is not under a confidentiality obligation with respect thereto; or (c) such disclosure is, in Landlord’s reasonable judgment, required by applicable Law.

11.06 Tenant shall promptly provide Landlord with written notice of any change in Tenant’s legal name.

11.07 Notwithstanding anything to the contrary in Sections 11.01 or 11.02 above, provided that no Default exists, Landlord shall not withhold its consent, pursuant to Section 11.02 above, to any sublease for which all of the following conditions are satisfied: (a) neither the proposed subtenant (nor any entity or individual constituting the proposed subtenant, if the proposed subtenant consists of more than one entity or individual) nor any entity or individual that owns or controls, or is owned or controlled by, the proposed subtenant (other than through the ownership of voting securities listed on a recognized securities exchange) shall be Prohibited Party (defined in Section 26.01 below); (b) the proposed subtenant must be neither: (i) a party whose occupancy at the Building would, in Landlord’s reasonable judgment, cause the Building to become subject to additional or different Laws or increased insurance premiums; (ii) a party, such as a social security office or a law enforcement agency, whose occupancy of the subleased premises would, in Landlord’s reasonable judgment, be likely to generate an unusual amount of foot traffic, noise or security risk; nor (iii) a party that Landlord, for any reason other than such party’s financial condition, does not consider suitable for a class “A” office building (provided that this clause (iii) shall not apply at any time at which the Building is not being operated as a class “A” office building); and (c) at no time during the Term will the aggregate square footage sublet by Tenant with Landlord’s consent granted pursuant to this Section 11.07 exceed the lesser of (x) 45,000 rentable square feet, or (y) 33% of the Rentable Square Footage of the Premises.

12. Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 20 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13. Indemnity and Waiver of Claims.

Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees occurring on or about the

Premises or the Property. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties occurring on or about the Premises or the Property.

14. Insurance.

14.01 Tenant shall maintain (without any self-insured retention) the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Extra-Expense Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence (provided that if this coverage is unavailable from the Worker’s Compensation carrier or applicable State Fund, a “Stop Gap Liability” endorsement to the Commercial General Liability Policy is acceptable). Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor), EOP Operating Limited Partnership, Equity Office Properties Trust and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear. In addition, Landlord shall be named as a loss payee with respect to Property Insurance on the Leasehold Improvements. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. Landlord shall maintain the following insurance (“Landlord’s Insurance”), the premiums of which will be included in Expenses: (1) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; (2) All Risk Property Insurance on the Building at replacement cost value; (3) Worker’s Compensation insurance as required by the state in which the Building is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Landlord’s Insurance shall have an A.M. Best rating of not less than A-VIII.

14.02 Notwithstanding anything to the contrary in Section 14.01 above, provided that Tenant delivers to Landlord an audited financial statement reasonably satisfactory to Landlord evidencing that Tenant has a net worth, as measured by its retained earnings (“Net Worth”), in the amount of at least $100,000,000.00 (the “Minimum Net Worth”) as of the date of such financial statement, Tenant may self-insure for the Property/Extra-Expense Insurance that Tenant is required to maintain under Section 14.01 above (the “Required Property Insurance”). As a condition to being permitted to self-insure pursuant to the preceding sentence, Tenant must maintain throughout the Term a Net Worth at least equal to the Minimum Net Worth and deliver to Landlord, within 90 days after the end of each of Tenant’s fiscal years, a financial statement in the form described above evidencing Tenant’s Net Worth. If at any time Tenant’s Net Worth is less than the Minimum Net Worth, then Tenant must obtain, provide, and keep in full force and effect the Required Property Insurance and provide Landlord with evidence of the same. If Tenant self insures as described herein, then, for purposes of Section 15 below, any loss or damage to Tenant, Tenant’s Property, its leasehold interest, its business, the Premises or any additions or improvements thereto or contents thereof that would have been covered by the Required Property Insurance shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance.

14.03 If at any time Landlord self-insures for the All Risk Property Insurance on the Building that Landlord is required to maintain under Section 14.01 above, then, for purposes of Section 15 below, any loss or damage to Landlord or its property or business that would have been covered by such All Risk Property Insurance shall be deemed covered by and recoverable by Landlord under valid and collectible polices of insurance.

15. Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.

16. Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 240 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs. In addition, Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired within 60 days after receipt of the Completion Estimate; (b) there is less than 1 year of the Term remaining on the date of the Casualty; (c) the Casualty was not caused by the willful misconduct of Tenant or its agents, employees or contractors; and (d) Tenant provides Landlord with written notice of its intent to terminate within 15 days after its receipt of the Completion Estimate.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that the Casualty did not result from Tenant’s willful misconduct, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17. Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord, and the right to receive compensation or proceeds is expressly waived by Tenant; provided, however, that Tenant may file a separate claim for that portion, if any, of such compensation or proceeds that is specifically allocable to Tenant’s Property and Tenant’s reasonable relocation expenses. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18. Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 5 days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 20 days, Tenant shall be allowed additional time (not to exceed 90 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 20 days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant’s failure to comply with any particular non-monetary covenant of this Lease on 3 separate occasions during any 12 month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19. Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its good faith discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Discount Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. “Discount Rate” shall be the per annum interest rate published by the Federal Reserve Bank of San Francisco at the time of the award.

19.03 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

19.04 Notwithstanding anything to the contrary in this Section 19, Landlord shall use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 11.02. In addition, notwithstanding anything to the contrary in this Section 19, if Landlord relets the Premises for a term (the “Relet Term”) that extends past the Termination Date of this Lease (without consideration of any earlier termination pursuant to this Section 19), the Costs of Reletting that may be included in Landlord’s damages under this Lease shall be limited to a prorated portion of the Costs of Reletting, based on the percentage that the length of the Term remaining on the commencement date of the new lease bears to the length of the Relet Term. For example, if Landlord enters into a lease with a Relet Term of 10 years with a new tenant and there are 2 years left on the Term as of the commencement date of such new lease, then only 20% of the Costs of Reletting shall be included when determining Landlord’s damages.

20. Limitation of Liability.

20.01 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. FOR PURPOSES HEREOF, “INTEREST OF LANDLORD IN THE PROPERTY” SHALL INCLUDE RENTS DUE FROM TENANTS, INSURANCE PROCEEDS, AND PROCEEDS FROM CONDEMNATION OR EMINENT DOMAIN PROCEEDINGS (COLLECTIVELY, “PROCEEDS”). NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL TENANT BE ENTITLED TO RECOVER PROCEEDS FROM ANY LANDLORD RELATED PARTY OR ANY OTHER THIRD PARTY AFTER SUCH PROCEEDS HAVE BEEN DISTRIBUTED OR PAID TO SUCH LANDLORD RELATED PARTY OR OTHER THIRD PARTY; PROVIDED, HOWEVER, THAT NOTHING IN THIS PARAGRAPH SHALL DIMINISH ANY RIGHT THAT TENANT, AS A CREDITOR OF LANDLORD, MAY HAVE UNDER APPLICABLE LAW TO INITIATE OR PARTICIPATE IN AN ACTION TO CAUSE ALL OR ANY PORTION OF ANY SUCH DISTRIBUTION OR PAYMENT TO BE SET ASIDE, DISGORGED AND/OR PAID OVER TO TENANT OR REPAID TO LANDLORD ON THE GROUNDS THAT SUCH DISTRIBUTION OR PAYMENT (OR SUCH PORTION THEREOF) WAS PREFERENTIAL OR FRAUDULENT OR BECAUSE OF LANDLORD’S EXISTING OR REASONABLY FORESEEABLE INSOLVENCY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

20.02 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, IN NO EVENT SHALL TENANT OR ANY TENANT RELATED PARTY BE LIABLE TO LANDLORD FOR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE, EXCEPT AS OTHERWISE PROVIDED IN SECTION 22 BELOW.

21. [Intentionally Omitted.]

22. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23. Subordination to Mortgages; Estoppel Certificate.

23.01 Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust or ground lease(s) subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”), provided that Landlord provides Tenant with a commercially reasonable subordination agreement executed by the party having the benefit of the Mortgage (“Mortgagee”). Upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable. Landlord represents and warrants to Tenant that, as of the date hereof: (a) no Mortgage exists that has been executed by Landlord, and (b) to Landlord’s actual knowledge (without inquiry), no Mortgage otherwise exists.

23.02 For purposes of this Section 23, a subordination agreement shall not be deemed to be commercially reasonable unless it provides that: (a) so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect; (b) the Mortgagee shall have additional time to cure defaults of Landlord (not to exceed 30 days for any monetary default or 90 days for any non-monetary default); (c) neither the Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than 1 month in advance or (ii) any amendment or modification of this Lease made without the express written consent of the Mortgagee or any successor-in-interest; and (d) neither the Mortgagee nor any successor-in-interest will be liable for any act or omission of any prior landlord (including Landlord) or subject to any offset or defense that Tenant might have against any prior landlord (including Landlord), except to the extent that any default by such prior landlord continues following the acquisition of such prior landlord’s interest hereunder by the Mortgagee or such successor-in-interest (other than a default by such prior landlord of any obligation to pay or reimburse any funds to Tenant, except to the extent such funds have been received by the Mortgagee).

24. Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25. Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, excepting ordinary wear and tear, damage resulting from Casualty, and any damage that Landlord is obligated to repair hereunder. If Tenant fails to remove any of Tenant’s Property within 2 days after termination of this Lease or

Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26. Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant and Landlord (each, a “Representing Party”) each represents and warrants to the other that each individual executing this Lease on behalf of the Representing Party is authorized to do so on behalf of the Representing Party and that neither the Representing Party (nor any entity or individual constituting the Representing Party, if the Representing Party consists of more than one entity or individual) nor any entity or individual that owns or controls, or is owned or controlled by, the Representing Party (other than through the ownership of voting securities listed on a recognized securities exchange), is a party (a “Prohibited Party”) that is: (a) in violation of any laws relating to terrorism or money laundering, or (b) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option.

(a) Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Landlord agrees to pay a brokerage commission to Tenant’s Broker in accordance with and subject to the terms of a separate written commission agreement to be entered into between Landlord and Tenant’s Broker.

(b) Agency Disclosure. At the signing of this Lease, Landlord’s Broker represented Landlord, and Tenant’s Broker represented Tenant. Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to such party in this transaction, as required by RCW 18.86.030(1)(g).

(c) Landlord and Tenant, by their execution of this Lease, each acknowledge and agree that they have timely received a pamphlet on the law of real estate agency as required under RCW 18.86.030(1)(f).

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 This Lease may be executed and delivered in counterparts, each of which shall be deemed an original hereof and all of which collectively shall be deemed one and the same document.

Landlord and Tenant have executed this Lease as of the day and year first above written.

[Signatures are on next page.]

LANDLORD:

WA-SECOND & SENECA, L.L.C., a Delaware limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:
	Name:	M. Patrick Callahan
	Title:	SUP - Seattle Region

TENANT:

SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation

By:
Name:	Arthur Chong
Title:	Executive Vice President

Tenant’s Tax ID Number (SSN or FEIN): 91-0742148

LANDLORD ACKNOWLEDGMENT

STATE OF WASHINGTON	)
COUNTY OF KING	)	ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that M. PATRICK CALLAHAN, personally known to me to be the REGIONAL SENITRVICE President of EQUITY OFFICE MANAGEMENT, L.L.C., a Delaware limited liability company, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this 23rd day of May, 2006.

Notary Public
Printed Name	Sandra K. Gilbreath

Residing at:
My Commission Expires:

TENANT ACKNOWLEDGMENT

STATE OF Washington	)
COUNTY OF King	)	ss:

On this the 23 day of May, 2006, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Arthur Chong, known to me to be Executive Vice President of SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
Printed Name	Karri J. Harrington

Residing at: Lynnwood, WA

My Commission Expires: 6-27-2009